Exhibit 99.1

Sohu.com Financing Committee Ends Consideration of Non-Binding Investment Proposal

BEIJING, CHINA, June 16, 2016 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group (“Sohu” or the “Company”), today announced that the special financing committee (the “Financing Committee”) of its Board of Directors (the “Board”) (which, as previously announced, was formed in response to the Company’s receipt of a preliminary non-binding indicative proposal (the “Indicative Proposal”) from Dr. Charles Zhang, the Company’s Chairman and Chief Executive Officer, for an investment by a special purpose entity to be formed by Dr. Zhang and a third-party private equity firm to be identified by Dr. Zhang) has informed the Board that, after careful deliberation, the Financing Committee has decided to stop considering the Indicative Proposal. The Financing Committee informed the Board that it instead will seek and consider alternative financing options for the Company.

The Company cautions investors and others that there is no assurance that any alternative financing transaction or transactions will be identified or completed. The Company does not undertake any obligation to provide any updates with respect to any such possible alternative transactions, except as required under applicable law.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twentieth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com